Exhibit 99.1

Synchronoss Completes Sale of Intralinks to Siris Capital Group

Enables Synchronoss to Advance Position as Leading Global Technology Solutions Provider with Renewed Focus on Core Telecommunications, Media and Technology (TMT) Business

BRIDGEWATER, N.J.  — November 14, 2017 — Synchronoss Technologies, Inc. (“Synchronoss” or the “Company”) (NASDAQ: SNCR), a global leader and innovator of cloud, messaging and digital transformation products, today announced that it has completed the sale of its wholly owned subsidiary Intralinks Holdings, Inc. (“Intralinks”) to an investment fund affiliated with Siris Capital Group, LLC (“Siris”).  As previously announced, on October 17, 2017, investment funds affiliated with Siris signed an agreement to acquire all of the stock of Intralinks for approximately $1 billion in consideration.  Synchronoss intends to use the proceeds from the Intralinks transaction primarily to retire its term loan debt.

“With the completion of the Intralinks transaction, Synchronoss is poised to focus and advance its position as a leading and trusted technology product provider to telecommunications, media and technology (TMT) companies,” said Stephen Waldis, Founder, Chairman and Chief Executive Officer of Synchronoss.  “Our renewed focus on the core TMT business allows us to leverage our expertise and drive innovation in these evolving markets and capitalize on long-term growth opportunities in the space.  Following this transaction, we expect to have the financial flexibility needed to advance our strategy and pursue key growth sectors in Cloud, Messaging and Digital Transformation with the goal of maximizing value for shareholders.”

Intralinks will now operate as an independent, privately owned portfolio company of investment funds affiliated with Siris.  Leif O’Leary, formerly Executive Vice President of Strategic Financials for Synchronoss, has assumed the role of Chief Executive Officer of Intralinks.

As previously disclosed on October 17, 2017, and under the terms of a separate definitive agreement, investment funds affiliated with Siris agreed to make an investment in convertible preferred equity of Synchronoss in an amount of $185 million, subject to the terms and conditions of that agreement, which the Company has previously publicly filed.  Subject to satisfaction of the closing conditions in that agreement, this investment is expected to be completed in the first quarter of 2018.

Advisors

Goldman Sachs & Co. and PJT Partners served as financial advisor to Synchronoss, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP served as legal counsel.

About Synchronoss Technologies, Inc. | Synchronoss

Synchronoss (NASDAQ: SNCR) transforms the way companies create new revenue, reduce costs and delight their subscribers with cloud, messaging and digital transformation products.  Synchronoss today supports hundreds of millions of subscribers across the globe.  Synchronoss’ secure, scalable and groundbreaking new technologies, trusted partnerships and incredible talent change the way TMT customers drive and grow their business. For more information, visit us at www.synchronoss.com.

Forward-looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts, including statements regarding our exploration and evaluation of strategic alternatives and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on the Company’s current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These factors include, but are not limited to, the risk that the proposed convertible preferred equity transaction may not be completed in a timely manner, or at all; the failure to satisfy the conditions to the consummation of the proposed convertible preferred equity transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed convertible preferred equity transaction agreement; the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the sale of Intralinks may not be fully realized or may take longer to realize than expected; risks that the proposed convertible preferred equity transaction disrupts current plans and operations of the Company; risks related to diverting management’s attention from the Company’s ongoing business operations; risks related to the outcome of any legal proceedings that may be instituted against the Company, its officers or directors related to the sale of Intralinks or the proposed convertible preferred equity transaction; risks associated with the ongoing and uncompleted nature of the Company’s accounting review; fluctuations in the Company’s financial and operating results; the Company’s substantial level of debt and related obligations, including interest payments, covenants and restrictions; uncertainty regarding increased business and renewals from existing customers; disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in the Company’s senior management team; customer renewal rates and attrition; customer concentration; the Company’s ability to maintain the security and integrity of the Company’s systems; foreign currency exchange rates; the financial and other impact of previous and future acquisitions; competition in the enterprise and mobile solutions markets; the Company’s ability to retain and motivate employees; technological developments; litigation and disputes and the costs related thereto; unanticipated changes in the Company’s effective tax rate; uncertainties surrounding domestic and global economic conditions; other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 to be filed with the SEC as soon as practicable. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

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